EXHIBIT 8


                                 March 18, 2003



GS Mortgage Securities Corporation II
85 Broad Street
New York, New York  10004

            Re: GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2003-C1
                   --------------------------------------------------

Ladies and Gentlemen:


            We have acted as special tax counsel to GS Mortgage Securities Corporation II (the "Company") in connection with the issuance of Class A-1, Class A-2A, Class A-2B, Class A-3, Class B and Class C Certificates (the "Certificates"). The Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2003 (the "Pooling Agreement"), among the Company, GMAC Commercial Mortgage Corporation (the "Master Servicer"), Lennar Partners, Inc. (the "Special Servicer") and Wells Fargo Bank Minnesota, N.A. (the "Trustee"). Capitalized terms used herein but not defined herein have the respective meanings given to them in the Pooling Agreement.

            In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Pooling Agreement, the Company's Registration Statement on Form S-3 (File No. 333-71033) (the "Registration Statement"), the Company's Prospectus, dated February 26, 2003 (the "Base Prospectus"), and the Company's Prospectus Supplement to the Base Prospectus, dated March 13, 2003 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), related to the Certificates, and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company and the Underwriters, and of public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

            We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are valid, binding and enforceable obligations of such parties. As used herein, "to our knowledge," "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Pooling Agreement and the Prospectus.

            We express no opinion concerning the laws of any jurisdiction other than the federal income tax laws of the United States of America.

            Based upon and subject to the foregoing, we are of the opinion that, assuming that the elections required by Section 860D(b) of the Internal Revenue Code of 1986, as amended (the "Code"), are properly made, and assuming that the Trust Estate is administered in compliance with the Pooling Agreement as in effect as of the Closing Date, and with any subsequent changes in the law, including any amendments to the Code or applicable Treasury Regulations thereunder, (a) the Trust Fund (exclusive of the Excess Interest and the Excess Interest Distribution Account (as defined in the Pooling Agreement)) will qualify for treatment for federal income tax purposes as two separate "real estate mortgage investment conduits", as defined in Section 860D of the Code (the "Upper-Tier REMIC" and the "Lower-Tier REMIC," respectively), within the meaning of Section 860D of the Code, (b) the Class A-1, Class A-2A, Class A-2B, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class S (exclusive of the right to receive Excess Interest), Class X-1 and Class X-2 Certificates will qualify as the "regular interest(s)" in the Upper-Tier REMIC for purposes of Code Section 860G(a)(1), and the Class R Certificates will constitute the sole class of "residual interests" in the Upper-Tier REMIC and the Class LR Certificates will constitute the sole class of "residual interests" in the Lower-Tier REMIC for purposes of Code Section 860G(a)(2), (c) the portion of the Trust Fund consisting of the Excess Interest and the Excess Interest Distribution Account will be treated for federal income tax purposes as a grantor trust under subpart E, Part I of subchapter J of the Code, and (d) the Class S Certificates will represent the beneficial interests in the Excess Interest and the Excess Interest Distribution Account.

            We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. This letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

            We hereby consent to the filing of this letter as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and we consent to the reference to this firm under the heading "Material Federal Income Tax Consequences for REMIC Certificates" in the Base Prospectus and under the heading "Federal Income Tax Consequences" in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                    Very truly yours,



                                    /s/ Cadwalader, Wickersham & Taft LLP